UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  June 19, 2009

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32501	33-0827593
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices)

(858) 458-0900
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement.

On June 19, 2009, Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a common stock purchase agreement (the “Agreement”) with Seaside 88, LP (“Seaside”) relating to the offering (the “Offering”) and sale of a total of up to 7,150,000 shares of its common stock (the “Shares”). The Agreement requires us to issue and Seaside to buy 275,000 shares of our common stock once every two weeks, subject to the satisfaction of customary closing conditions.  At an initial closing, the offering price will equal 87% of our common stock’s volume weighted average trading price during the trading day immediately prior to the initial closing date and at subsequent closings on each 14th day thereafter for one year the offering price will equal 87% of our common stock’s weighted average trading price during the ten-day trading period immediately preceding each subsequent closing date (the “Ten-Day VWAP”).  If with respect to any subsequent closing, the Ten-Day VWAP is below $2.50 per share, then the closing will not occur and the shares of common stock that would have been purchased at such subsequent closing will instead be added to, and purchased together with, the shares of common stock purchased at the next subsequent closing that does occur.

In addition, the Company may elect  to cancel up to four subsequent closings during the term of the Agreement in the event a material development or potential material development involving the Company occurs which the Company would be obligated to disclose in the prospectus supplement and which disclosure, in the good faith judgment of the Company’s chief executive officer or Board of Directors, would be premature or otherwise inadvisable.  In such case, the shares of common stock that would have been purchased at the subsequent closing will instead be added to, and purchased together with, the shares of common stock purchased at the next subsequent closing that does occur.  In no event will Seaside be able to purchase or the Company be able to sell more than 550,000 shares at any one closing, and in the event two consecutive subsequent closings are cancelled, then the aggregate number of closings will be reduced by one.  Under the Agreement, Seaside will not be able to purchase and the Company will not be able to sell, in the aggregate, more than 19.99% shares of our common stock outstanding on the date we entered into the Agreement.

We have the option, exercisable by us in our sole discretion, upon thirty days’ prior written notice to Seaside, to terminate the Agreement after the thirteenth closing and prior to the fourteenth closing.  The Agreement contains customary representations and warranties and covenants for each party, which must be true and have been performed at each closing.  Seaside has agreed not to engage in short sales of our common stock during the term of the Agreement.

We have agreed to indemnify and hold harmless Seaside against certain liabilities in connection with the sale of our common stock under the Agreement.

The Company expects the initial closing to occur on or about June 22, 2009, subject to the satisfaction of customary closing conditions, and expects to raise approximately $823,000 at the initial closing, net of the estimated offering expenses, from the sale of the shares of common stock.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-157023), which was declared effective by the Securities and Exchange Commission on February 11, 2009. The Company, pursuant to Rule 424(b) under the Securities Act of 1933, will file with the Securities and Exchange Commission a prospectus supplement relating to the Offering.  The legal opinion, including the related consent, of DLA Piper LLP (US) is filed as Exhibit 5.1 to this Current Report.

The foregoing is only a brief description of the material terms of the Common Stock Purchase Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder.  The foregoing description is qualified in its entirety by reference to the form of Common Stock Purchase Agreement, which is filed as Exhibit 10.68 to this Current Report and incorporated herein by reference.  This Current Report contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including its annual report on Form 10-K for the year ended December 31, 2008.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

5.1	Opinion of DLA Piper LLP (US)

10.68	Form of Common Stock Purchase Agreement by and between Cytori Therapeutics, Inc. and Seaside 88, LP, dated as of June 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 22, 2009

CYTORI THERAPEUTICS, INC.

By: /s/ Mark E. Saad
Mark E. Saad Chief Financial Officer

Exhibit No.	Description

5.1	Opinion of DLA Piper LLP (US)

10.68	Form of Common Stock Purchase Agreement by and between Cytori Therapeutics, Inc. and Seaside 88, LP, dated as of June 19, 2009